Exhibit 10.6
SEARS HOLDINGS CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT
      NONQUALIFIED STOCK OPTION AGREEMENT, entered into as of March 28, 2005, between Sears Holdings Corporation, a Delaware corporation (the “Company”), and Alan J. Lacy (the “Executive”);
      WHEREAS, Sears, Roebuck & Co., a New York corporation, and Kmart Holding Corporation, a Delaware corporation, and the Executive have entered into an employment agreement dated as of the 16th day of November, 2004 (the “Employment Agreement”), which has been assumed by the Company, pursuant to which, among other things, the Company has determined that, as an inducement material to the Executive’s agreement to enter into employment with the Company, in satisfaction of certain of the Company’s obligations under Section 3(b)(iii) of the Employment Agreement, the Executive should be granted by the Company a nonqualified option to purchase shares of its common stock (the “Option”);
      WHEREAS, the Company desires to grant such Option to the Executive;
      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not defined herein shall have the definitions ascribed to such terms in the Employment Agreement.

2.	Grant. Pursuant to Section 3(b)(iii) of the Employment Agreement, the Executive is hereby granted as of March 28, 2005 (the “Grant Date”) and subject to the terms and conditions of this Agreement, a nonqualified stock option (the “Option”) to purchase an aggregate of 200,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”). Shares of Common Stock subject to the Option shall be referred to herein as “Option Shares”.

3.	Equity Plan. At such time, if any, as the Company shall have adopted (and, if required, there shall have been approved by the Company’s shareholders) an equity incentive plan under which stock options may be granted (the “Plan”), the Option and this Agreement shall be subject to the terms of such Plan, to the extent the terms of such Plan are not inconsistent with the terms of this Agreement and the applicable provisions of the Employment Agreement.

4.	Option Term. Subject to earlier termination as provided herein, the Option shall expire on the tenth anniversary of the Grant Date (the “Expiration Date”).

5.	Purchase Price. The purchase price per share of Common Stock with respect to the Option shall be $131.11 per share, which is the closing price of a share of the Company’s common stock on the NASDAQ on the Grant Date.

6.	Vesting/ Exercisability. The Option shall vested and become exercisable with respect to 50,000 shares of Common Stock on each of the first four (4) anniversaries of the Grant Date, provided that the Executive is employed by or rendering services to the Company or a subsidiary or affiliate thereof as of each such date. The Option may be exercised either for the total number of shares of Common Stock vested, or for less than the total number in multiples of 100 shares of Common Stock.

7.	No Rights as a Shareholder. The Executive or other permitted holder of the Option shall have none of the rights of a shareholder of Common Stock with respect to the shares of Common Stock covered by the Option until the Option Shares are issued or transferred to such holder upon exercise of the Option.

8.	Method of Exercise. Upon the exercise of the Option, the purchase price may be paid (a) in cash or cash equivalents, or (b) by tendering to the Company shares of Common Stock already owned by the Executive, which, in the case of shares of Common Stock purchased by the Executive pursuant to the exercise of an option granted by the Company, have been held by the Executive for no less than six months following the date of such purchase, in any case having a total Fair Market Value (as defined in the Plan and, if no Plan, based on the closing price of a share of the Company’s common stock on the New York Stock Exchange or the NASDAQ (as to be agreed by the parties) on the date of exercise) equal to the aggregate purchase price, (c) to the extent permitted by law, by a “cashless exercise” procedure approved by the Compensation Committee of the Board of Directors of the Company or any other committee of the board of directors of the Company performing similar functions (the “Committee”), or (d) by a combination of the foregoing methods. The Option shall be exercised by written notice of election in such form as shall be determined by the Committee and delivered in person or by regular mail to the Company at its principal executive office.

9.	Withholding. The Company may require that the Executive pay to the Company at the time of exercise of any portion of the Option the amount necessary to satisfy the Company’s liability to withhold federal, state or local income tax or any other employment taxes incurred by reason of the exercise of the Option. The Executive may satisfy the foregoing requirement by (a) tendering to the Company shares of Common Stock already owned by the Executive, which, in the case of shares of Common Stock purchased by the Executive pursuant to the exercise of an option granted by the Company, have been held by the Executive for no less than six months following the date of such purchase, or (b) by electing to have the Company withhold from delivery Option Shares, provided that, in either case, such shares have a Fair Market Value equal to the minimum amount of tax required to be withheld. Such shares of Common Stock shall be valued at their Fair Market Value (as defined above) on the date as of which the amount of tax to be withheld is determined.

10.	Effect of Termination of Employment.

(a)	If the employment of the Executive with the Company and its subsidiaries and affiliates is terminated by reason of his death or Disability, or by the Company without Cause or by the Executive for Good Reason, the Option shall become immediately vested and exercisable in full as of the date of such termination of employment and any portion of the Option that is or becomes vested and exercisable pursuant to this Section 10(a) as of the date of the Executive’s termination of employment shall be exercisable by the Executive (or other Option holder, as applicable) for the period ending on the third anniversary of such termination of employment, but no later than the Expiration Date.

(b)	If the employment of the Executive with the Company and its subsidiaries and affiliates is terminated by the Company for Cause, the Option shall immediately be forfeited and cancelled in its entirety as of the date of such termination of employment.

(c)	If the employment of the Executive with the Company and its subsidiaries and affiliates is terminated other than as provided under Sections 10(a) and 10(b) above, any vested portion of the Option as of the date of termination of employment shall remain exercisable for 90 days, but no later than the Expiration Date, and the remainder of the Option shall immediately be forfeited and cancelled in its entirety as of the date of such termination of employment.

11.	Adjustment. In the event of (a) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event of or by the Company (each, a “Share Change”), or (b) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disaffiliation, or similar event of or by the Company (each, a “Corporate Transaction”), in each case, affecting the Common Stock, the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) adjust the number and kind of shares subject to the Stock Option, (ii) adjust the exercise price per share of the Stock Option. In the case of Corporate Transactions, (x) unless otherwise determined by the Committee, if the Corporate Transaction results in shareholders of Common Stock receiving cash, securities, property, or any combination thereof in exchange for each share of Common Stock, such consideration being exchanged for each share of Common Stock shall be substituted for each share of Common Stock subject to this Agreement, and (y) the Committee may in its discretion make such alternative or additional substitutions or adjustments as it deems appropriate and equitable, including, without limitation, (A) the cancellation of the Stock Option in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of the Stock Option, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than equity securities of the ultimate surviving entity, any such determination by the Committee that the value of the Stock Option shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Transaction over the exercise price per share of the Stock Option shall conclusively be deemed valid) and (B) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Stock Option. The determination of the Committee regarding any adjustment will be final and conclusive.

12.	Transferability of Option. The Option shall not be transferable other than (a) by will or the laws of descent and distribution or (b) to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise or (c) as otherwise determined by the Committee. For purposes of this Agreement, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. The Option shall be exercisable during the Executive’s lifetime only by the Executive or by his guardian or legal representative or the permitted transferees pursuant to clause (a), (b) and (c) of this Section 12.

13.	Laws and Regulations. No shares of Common Stock shall be issued under this Option unless and until all legal requirements applicable to the issuance of such shares of Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares to the Executive hereunder on the Executive’s undertaking in writing to comply with such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

14.	Registration. As of the Grant Date, the Company shall, at its expense, cause issuance of the Option, the exercise of the Option and the resale of the shares of Common Stock subject to the Option to be registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state law, to be freely resold. The Company shall thereafter maintain the effectiveness of such registration and qualification for so long as the Executive holds the Option (or any portion thereof) or any of the Option Shares, or until such earlier date as such Option Shares may otherwise be freely sold under applicable law. The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of common stock for delivery with respect to the Options.

15.	Notices. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: General Counsel, or to the Executive at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

16.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

17.	Successor. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Executive and his or her personal representatives and assigns.

18.	Amendment. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

19. Miscellaneous.

(a)	This Agreement shall not be construed so as to grant the Executive any right to remain in the employ of the Company.

(b)	This Agreement may be executed in counterparts, which together shall constitute one and the same original.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Executive has hereunto set his hand, all as of the day and year first set forth above.

SEARS HOLDINGS CORPORATION

/s/ William C. Crowley

Name: William C. Crowley
Title: Executive Vice President and
Chief Financial Officer
ACCEPTED:
The undersigned hereby acknowledges having read this Nonqualified Stock Option Agreement and hereby agrees to be bound by all provisions set forth herein.

/s/ Alan J. Lacy

Executive